Exhibit 10.1

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT, dated as of November 5, 2009, among Wachovia Bank, National Association, in its capacity as administrative and collateral agent for the First Lien Secured Parties (in such capacity, the “First Lien Agent” as hereinafter further defined), Deutsche Bank Trust Company Americas, in its capacity as trustee for the Senior Secured Notes (as defined below) (in such capacity, the “Original Second Lien Agent” as hereinafter further defined) and collateral agent for the Second Lien Secured Parties (in such capacity, “Second Lien Collateral Agent” as hereinafter further defined), Associated Materials, LLC, a Delaware limited liability company (“Associated”), Gentek Building Products, Inc., a Delaware corporation (“Gentek” and together with Associated, each a “US Borrower” and collectively, “US Borrowers” as hereinafter further defined), Associated Materials Canada Limited formerly known as Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada (“Associated Canada”), and Gentek Building Products Limited Partnership, an Ontario limited partnership (“GBPLP”, and together with Associated Canada, each a “Canadian Borrower” and collectively, “Canadian Borrowers” as hereinafter further defined; US Borrowers and Canadian Borrowers are referred to herein collectively as “Borrowers”), Associated Materials Holdings, LLC, a Delaware limited liability company (“Associated Holdings”), Associated Materials Finance, Inc., a Delaware corporation (“Associated Finance”), Gentek Holdings, LLC, a Delaware limited liability company (“Gentek Holdings” and together with Associated Holdings and Associated Finance, each a “US Guarantor” and collectively, “US Guarantors”, as hereinafter further defined), and Gentek Canada Holdings Limited, an Ontario corporation (“Gentek Canada Holdings”, and together with Associated Holdings, Associated Finance, Gentek Holdings and any other entity that becomes a guarantor under the First Lien Loan Agreement and the Second Lien Documents, collectively “Guarantors” as hereinafter further defined) and accepted and agreed to by each Additional Second Lien Agent (as defined below) from time to time party hereto.

W I T N E S S E T H :

WHEREAS, Borrowers and Guarantors have entered into a secured revolving credit facility with the First Lien Agent and the lenders for whom it is acting as agent as set forth in the First Lien Loan Agreement (as hereinafter defined) pursuant to which such lenders have made and from time to time may make loans and provide other financial accommodations to Borrowers which are guaranteed by Guarantors and secured by substantially all of the assets of Borrowers and Guarantors (subject to certain exceptions as provided therein);

WHEREAS, Associated and Associated Finance have issued their 9.875% Senior Secured Second Lien Notes due 2016 in the original aggregate principal amount of $200.0 million (collectively, the “Senior Secured Notes” as hereinafter further defined) pursuant to the Indenture, dated as of the date hereof, by and among Associated and Associated Finance as issuers, Gentek, Gentek Holdings, the Second Lien Collateral Agent and the Original Second Lien Agent, as trustee (the “Second Lien Note Indenture” as hereinafter further defined) the obligations in respect of which are guaranteed by each US Borrower (other than Associated and Associated Finance) and each US Guarantor (other than Associated Holdings) and secured by substantially all of the assets and properties of US Borrowers and US Guarantors (other than Associated Holdings), excluding, without limitation, Non-Second Lien Collateral (as defined below).

WHEREAS, Associated and its domestic Subsidiaries may incur Additional Second Lien Debt (as defined below) and it is the intention of the parties hereto that such Additional Second Lien Debt, upon the execution and delivery of a counterpart of this Agreement and of a Lien Sharing Confirmation (as defined below) by the Additional Second Lien Agent (as defined below) therefor, shall be secured by the Lien of the Second Lien Collateral Agent on the Second Lien Collateral, and be subject to the terms of this Agreement.

WHEREAS, the First Lien Debt is secured under the First Lien Documents by Liens on the Second Lien Collateral and the Non-Second Lien Collateral and the Second Lien Debt is being secured on the date hereof under the Second Lien Documents by Liens on the Second Lien Collateral.

WHEREAS, the First Lien Secured Parties and the Second Lien Secured Parties have authorized and directed the First Lien Agent and the applicable Second Lien Agent, respectively, to enter into this Intercreditor Agreement (a) pursuant to which the First Lien Agent and each Second Lien Agent agree that the First Lien Debt is secured on a first-priority basis by liens on the Second Lien Collateral (as well as on a first-priority basis on Liens on the Non-Second Lien Collateral), (b) pursuant to which the First Lien Agent and each Second Lien Agent confirm that the Second Lien Debt is secured on a second priority basis by Liens on the Second Lien Collateral, (c) to provide for the orderly sharing among them, in accordance with such priorities, of proceeds of such assets and properties upon any foreclosure thereon or other disposition thereof and (iii) to address related matters;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Definitions; Interpretation

1.1 Definitions. As used in this Agreement, the following terms have the meanings specified below:

“Additional Second Lien Agent” means any agent or representative of the holders of Additional Second Lien Debt under any Second Lien Agreement who maintains the transfer register for such Additional Second Lien Debt and is appointed as an agent or representative pursuant to the indenture, credit agreement or other Additional Second Lien Agreement (or if there is no such agent or representative under such Additional Second Lien Debt, the holders of such Additional Second Lien Debt), upon the execution and delivery of a counterpart of this Agreement and a Lien Sharing Confirmation by such agent or representative (or such holders) to the First Lien Agent and any other Second Lien Agent and notice to all existing Second Lien Debtholders, or any successors and assigns, including any replacement or successor trustee or agent or any additional trustee or agent.

“Additional Second Lien Agreement” means, upon the execution and delivery of a counterpart of this Agreement and a Lien Sharing Confirmation by the Additional Second Lien Agent (as defined below) therefor to the First Lien Agent, any other Second Lien Agent and all Second Lien Debtholders any agreement designated as such by notice from Associated to the First Lien Agent and each Second Lien Agent at the time of such designation and each document identified or designated as an “Additional Second Lien Agreement” in any agreement so designated.

“Additional Second Lien Debt” means, with respect to any Additional Second Lien Agreement, (i) all principal of and interest (including, without limitation, any Post-Petition Interest) and premium (if any) on all indebtedness under such Additional Second Lien Agreement, and (ii) all fees, expenses and other amounts (including costs and indemnification obligations) payable from time to time pursuant to the Second Lien Documents entered into in connection with such Additional Second Lien Agreement (including amounts payable under any guarantee relating to such Additional Second Lien Agreement), in each case whether or not allowed or allowable in an Insolvency or Liquidation Proceeding.

“Agents” shall mean, collectively, the First Lien Agent and any Second Lien Agent, sometimes being referred to herein individually as an “Agent”.

“Agreement” shall mean this Intercreditor Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bank Product Obligations” shall mean Cash Management Obligations and Hedging Obligations.

“Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Borrowers” shall mean, collectively, US Borrowers and Canadian Borrowers.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Canadian Borrowers” shall mean, collectively, (a) Associated Materials Canada Limited formerly known as Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada, (b) Gentek Building Products Limited Partnership, an Ontario limited partnership, (c) any other person incorporated or otherwise organized under the laws of Canada or any Province thereof that at any time after the date hereof becomes a borrower in respect of any of the First Lien Debt or the Second Lien Debt and (d) their respective successors and assigns; sometimes being referred to herein individually as a “Canadian Borrower”.

“Canadian Guarantors” shall mean, collectively, (a) Gentek Canada Holdings Limited, an Ontario corporation, (b) any other person incorporated or otherwise organized under the laws of Canada or any Province thereof that at any time after the date hereof becomes a party to a guarantee in favor of First Lien Agent or the First Lien Lenders in respect of any of the First Lien Debt and (c) their respective successors and assigns; sometimes being referred to herein individually as a “Canadian Guarantor”.

“Cash Management Obligations” shall mean, with respect to any Person, the obligations of such Person in connection with (a) credit cards or stored value cards or (b) cash management or related services, including (i) the automated clearinghouse transfer of funds or overdrafts or (ii) controlled disbursement services.

“Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Grantor in or upon which any First Lien Secured Party or Second Lien Secured Party at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property.

“DIP Financing” shall have the meaning set forth in Section 6.2 hereof.

“Discharge of First Lien Debt” shall mean (a) the termination of the commitments of the First Lien Lenders and the financing arrangements provided by First Lien Agent and the other First Lien Secured Parties to Grantors under the First Lien Documents, (b) except to the extent otherwise provided in Section 4.1, the final payment in full in cash of the First Lien Debt (other than the First Lien Debt described in clause (c) of this definition), (c) payment in full in cash or cash collateral, or at First Lien Agent’s option, the delivery to First Lien Agent of a letter of credit payable to First Lien Agent, in either case as required under the terms of the First Lien Loan Agreement, in respect of letters of credit issued under the First Lien Documents, Bank Product Obligations (provided, that, in the case of Bank Products Obligations under Hedge Agreements, only 100% of the aggregate amount of such Bank Products Obligations, after giving effect to any netting arrangements, that the applicable Borrower or Guarantor would be required to pay if such Hedge Agreements were terminated at such time shall constitute and be required as cash collateral), continuing obligations of First Lien Agent and First Lien Lenders under control agreements and other contingent First Lien Debt. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, the First Lien Debt First Lien Agent or any other First Lien Secured Party is required to surrender or return such payment or proceeds to any person for any reason, then the First Lien Debt intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by such First Lien Agent or other First Lien Secured Party, as the case may be, and no Discharge of First Lien Debt shall be deemed to have occurred.

“Equity Interests” shall mean, with respect to any Person, all of the shares, interests, participations or other equivalents (however designated) of such Person’s Equity Interests or partnership, limited liability company or other equity, ownership or profit interests at any time outstanding, all of the warrants, options or other rights for the purchase or acquisition from such

Person of shares of Equity Interests of (or other interests in) such Person, all of the securities convertible into or exchangeable for shares of Equity Interests of (or other interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), but excluding any interests in phantom equity plans and any debt security that is convertible into or exchangeable for such shares, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“First Lien Agent” shall mean Wachovia Bank, National Association, and its successors and assigns in its capacity as administrative and collateral agent pursuant to the First Lien Documents acting for and on behalf of the other First Lien Secured Parties and any successor or replacement agent.

“First Lien Debt” shall mean all “Obligations” as such term is defined in the First Lien Loan Agreement, including, without limitation, obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any First Lien Secured Party, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under any of the First Lien Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the First Lien Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“First Lien Documents” shall mean, collectively, the First Lien Loan Agreement and all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any First Lien Secured Party in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the First Lien Debt).

“First Lien Loan Agreement” shall mean the Loan and Security Agreement, dated as of October 3, 2008, by and among Grantors, First Lien Agent and First Lien Lenders, as amended, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“First Lien Lenders” shall mean, collectively, any person party to the First Lien Documents as lender (and including any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the First Lien Debt or is otherwise party to the First Lien Documents as a lender); sometimes being referred to herein individually as a “First Lien Lender”.

“First Lien Secured Parties” shall mean, collectively, (a) the First Lien Agent, (b) the First Lien Lenders, (c) the issuing bank or banks of letters of credit or similar instruments under the First Lien Loan Agreement, (d) each other person to whom any of the First Lien Debt (including First Lien Debt constituting Bank Product Obligations) is owed and (e) the successors, replacements and assigns of each of the foregoing; sometimes being referred to herein individually as a “First Lien Secured Party”.

“Grantors” shall mean, collectively, Borrowers, Guarantors and each Subsidiary of Borrowers or Guarantors that shall have created or purported to create a Lien on its assets to secure any First Lien Debt or Second Lien Debt, together with their respective successors and assigns; sometimes being referred to herein individually as a “Grantor”.

“Guarantors” shall mean, collectively, US Guarantors and Canadian Guarantors.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or the value of foreign currencies.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of their respective assets, (c) any proceeding seeking the appointment of any trustee, receiver, liquidator, custodian or other insolvency official with similar powers with respect to such Person or any or all of its assets or properties, (d) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (e) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), security agreement or transfer intended as security, including without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing.

“Lien Sharing Confirmation” shall mean the written agreement by the holders of any Additional Second Lien Debt (or Additional Second Lien Agent as representative for such holders), for the enforceable benefit of all holders of any existing and future First Lien Debt, the First Lien Agent, each Second Lien Agent and each existing and future Second Lien Debtholder (a) that any Additional Second Lien Debt subject to such agreement will be secured equally and ratably by all Liens on the Second Lien Collateral held by the Second Lien Collateral Agent and that all such Lien will be enforceable by the Second Lien Collateral Agent for the ratable benefit of the Second Lien Secured Parties pursuant to the existing Second Lien Documents, (b) that the holders of such Additional Second Lien Debt are bound by the provisions of this Agreement and the other Second Lien Documents, and (c) consenting to and directing the Second Lien Agents to perform its obligations under this Agreement and the other Second Lien Documents.

“Maximum Priority Cash Management Obligations” shall mean, as of any date of determination, the amount of the First Lien Debt constituting Cash Management Obligations; provided, that, such amount shall not exceed the reserve established with respect thereto by First Lien Agent under the terms of the First Lien Loan Agreement.

“Maximum Priority First Lien Loan Debt” shall mean, as of any date of determination, (a) the greater of: (i) $300,000,000 and (ii) one hundred ten (110%) percent of the Borrowing Base (as defined in the First Lien Loan Agreement as in effect on the date hereof), plus (b) any interest on such amount (and including, without limitation, any interest which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), plus (c) the Maximum Priority Cash Management Obligations, plus (d) the Maximum Priority Hedging Obligations, plus (e) any fees, costs, expenses and indemnities payable under any of the First Lien Documents (and including, without limitation, any fees, costs, expenses and indemnities which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding).

“Maximum Priority Hedging Obligations” shall mean, as of any date of determination, the amount of the First Lien Debt constituting Hedging Obligations; provided, that, such amount shall not exceed the reserve established with respect thereto by First Lien Agent under the terms of the First Lien Loan Agreement.

“Maximum Priority Second Lien Debt” shall mean, as of any date of determination, (a) $300,000,000, plus (b) any interest on such amount (and including, without limitation, any interest which would accrue and become due but for the commencement of Insolvency or Liquidation Proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding).

“Non-Second Lien Collateral” shall mean (i) all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by any Canadian Borrower or Canadian Guarantor or other foreign borrower or guarantor of First Lien Debt in or upon which any First Lien Secured Party at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property, (ii) shares of any direct or indirect Subsidiary of Associated that is a “controlled foreign corporation” in excess of sixty-five (65%) percent of all of the issued and outstanding Equity Interests in such Subsidiary entitled to vote (within the meaning of Treasury Regulation Section 1.956-2), (iii) all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by Associated Holdings in or upon which any First Lien Secured Party at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property and (iv) Equity Interests of any Subsidiary of Associated to the extent necessary for such Subsidiary not to be subject to any requirement pursuant to Rule 3.16 or Rule 3-10 of Regulation S-X under the Securities Act, due to the fact that such Subsidiary’s Equity Interest secures any Second Lien Debt to file separate financial statements with the SEC (or any other governmental agency).

“Note Guarantor” means any US Guarantor other than Associated Holdings and Associated Finance.

“Original Second Lien Agent” means Deutsche Bank Trust Company Americas, in its capacity as trustee pursuant to the Second Lien Note Indenture, and also includes its successors and assigns, including any replacement or successor trustee or agent or any additional trustee or agent.

“Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including, without imitation, any corporation which elects subchapter S status under the Internal Revenue Code of 1986, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock company, trust, joint venture, or other entity or any government or any agency or instrumentality or political subdivision thereof.

“Pledged Collateral” shall have the meaning set forth in Section 5.1(a) hereof.

“Recovery” shall have the meaning set forth in Section 6.8 hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Lien Agent” shall mean (i) the Second Lien Collateral Agent, (ii) the Original Second Lien Agent and (iii) any Additional Second Lien Agent.

“Second Lien Collateral” shall mean all of the property and interests in property, real or personal, tangible or intangible, now owned or hereafter acquired by Associated, Associated Finance or any Note Guarantor in or upon which any First Lien Secured Party or Second Lien Secured Party at any time has a Lien, and including, without limitation, all proceeds of such property and interests in property other than any Non-Second Lien Collateral.

“Second Lien Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent pursuant to the Second Lien Note Indenture and any other Second Lien Document, and also includes its successors and assigns, including any replacement or successor trustee or agent or any additional trustee or agent.

“Second Lien Debt” shall mean all obligations, liabilities and indebtedness of every kind, nature and description owing by any Grantor to any Second Lien Agent or any Second Lien Debtholder, including principal, interest, charges, fees, premiums, indemnities and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, evidenced by or arising under the Second Lien Documents, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of the Second Lien Documents or after the commencement of any case with respect to any Grantor under the Bankruptcy Code or any other Insolvency Proceeding (and including, without limitation, any principal, interest, fees, costs, expenses and other amounts, which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case or similar proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured.

“Second Lien Debtholders” shall mean (i) any Second Lien Noteholder and (ii) any holder of Additional Second Lien Debt; sometimes being referred to herein individually as a “Second Lien Debtholder”.

“Second Lien Documents” shall mean, collectively, the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Second Lien Note Indenture; (b) the Senior Secured Notes; (c) the agreements listed on Schedule 1 hereto, (d) any Additional Second Lien Agreement, (e) any document designated as a “Second Lien Document” for purposes of this Agreement in any Additional Second Lien Agreement, (f) any collateral trust agreement or other agreement among the Second Lien Secured Parties or Second Lien Agents, including any Lien Sharing Confirmation, and (g) all agreements, documents and instruments at any time executed and/or delivered by any Grantor or any other person to, with or in favor of any Second Lien Agent or any Second Lien Debtholder in connection therewith or related thereto, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated, refinanced, replaced or restructured (in whole or in part and including any agreements with, to or in favor of any other lender or group of lenders that at any time refinances, replaces or succeeds to all or any portion of the Second Lien Debt).

“Second Lien Note Indenture” shall mean the Indenture, dated of even date herewith, by Associated and Associated Finance, as issuers, each Note Guarantor, as guarantor, Second Lien Collateral Agent and Original Second Lien Agent, in connection with the Senior Secured Notes, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Second Lien Noteholders” shall mean, collectively, any person that at any time is the owner or holder, directly or indirectly, of record or beneficially, of any of the Senior Secured Notes; sometimes being referred to herein individually as a “Second Lien Noteholder”.

“Second Lien Secured Parties” shall mean, collectively, any Second Lien Agent and Second Lien Debtholders; sometimes being referred to herein individually as a “Second Lien Secured Party”.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Senior Secured Notes” shall mean, collectively, the 9.875% Senior Secured Second Lien Notes due 2016 issued by Associated and Associated Finance pursuant to the Second Lien Note Indenture in the original aggregate principal amount of $200.0 million, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Subsidiary” means any “Subsidiary” of any Borrower as defined in the First Lien Loan Agreement.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“US Borrowers” shall mean, collectively, (a) Associated Materials, LLC, a Delaware limited liability company, (b) Gentek Building Products, Inc., a Delaware corporation, (c) any other person incorporated or otherwise organized under the laws of the United States or any State or territory thereof that at any time after the date hereof becomes a borrower or issuer in respect of any of the First Lien Debt or the Second Lien Debt and (d) their respective successors and assigns; sometimes being referred to herein individually as a “US Borrower”.

“US Guarantors” shall mean, collectively, (a) Associated Materials Holdings, LLC, a Delaware limited liability company, (b) Associated Materials Finance, Inc., a Delaware corporation, (c) Gentek Holdings, LLC, a Delaware limited liability company, (d) any other person incorporated or otherwise organized under the laws of the United States of America or any State or territory thereof that at any time after the date hereof becomes a party to a guarantee in favor of First Lien Agent or the First Lien Lenders in respect of any of the First Lien Debt or any Second Lien Agent or the Second Lien Debtholders in respect of any of the Second Lien Debt and (e) their respective successors and assigns; sometimes being referred to herein individually as a “US Guarantor”

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and as to any Borrower, any Guarantor or any other Grantor shall be deemed to include a receiver, trustee or debtor-in-possession on behalf of any of such person or on behalf of any such successor or assign, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 2. Lien Priorities.

2.1 Subordination.

(a) Notwithstanding the date, manner or order of grant, attachment or perfection of any Liens granted to the First Lien Agent or the First Lien Secured Parties or any Second Lien Agent or the Second Lien Secured Parties and notwithstanding any provision of the UCC, or any applicable law or any provisions of the First Lien Documents or the Second Lien Documents or any other circumstance whatsoever:

(i) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby agrees that: (A) any Lien on the Second Lien Collateral securing the First Lien Debt (other than the principal amount thereof that exceeds the Maximum First Lien Debt) now or hereafter held by or for the benefit or on behalf of any First Lien Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Second Lien Collateral securing the Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor; and (B) any Lien on the Second Lien Collateral securing any of the Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Second Lien Collateral securing any First Lien Debt (other than the principal amount thereof that exceeds the Maximum First Lien Debt).

(ii) The First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, hereby agrees that: (A) any Lien on the Second Lien Collateral securing the Second Lien Debt up to the Maximum Priority Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Second Lien Collateral securing the principal amount of the First Lien Debt in excess of the Maximum Priority First Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor; and (B) any Lien on the Second Lien Collateral securing any of the principal amount of the First Lien Debt in excess of the Maximum Priority First Lien Debt now or hereafter held by or for the benefit or on behalf of any First Lien Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Second Lien Collateral securing any Second Lien Debt up to the Maximum Priority Second Lien Debt.

(iii) Each Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby agrees that: (A) any Lien on the Second Lien Collateral securing the principal amount of the First Lien Debt in excess of the Maximum Priority First Lien Debt now or hereafter held by or for the benefit or on behalf of any First Lien Secured Party or any agent or trustee therefor shall be senior in right, priority, operation, effect and in all other respects to any Lien on the Second Lien Collateral securing the Second Lien Debt in excess of the Maximum Priority Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor; and (B) any Lien on the Second Lien Collateral securing any of the Second Lien Debt in excess of the Maximum Priority Second Lien Debt now or hereafter held by or for the benefit or on behalf of any Second Lien Secured Party or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Second Lien Collateral securing the principal amount of any First Lien Debt in excess of the Maximum Priority First Lien Debt.

(b) Subject to Section 2.1(iii) above, all Liens on the Second Lien Collateral securing any First Lien Debt shall be and remain senior in all respects and prior to all Liens on the Second Lien Collateral securing any Second Lien Debt for all purposes, whether or not such Liens securing any First Lien Debt are subordinated to any Lien securing any other obligation of any Grantor or any other Person.

(c) Notwithstanding anything to the contrary contained herein or in the First Lien Documents or the Second Lien Documents, Second Lien Secured Parties do not have a Lien or other interest of any kind in any assets or properties, or rights in assets or properties of Grantors, including, without limitation, Non-Second Lien Collateral, other than the Lien of the Second Lien Collateral Agent for and on behalf of the Second Lien Secured Parties in the Second Lien Collateral.

2.2 Prohibition on Contesting Liens. Each of the First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, and each Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or for the benefit or on behalf of any First Lien Secured Party in any Second Lien Collateral or by or on behalf of any of the Second Lien Secured Parties in any Second Lien Collateral, as the case may be; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the any First Lien Secured Party or Second Lien Secured Party to enforce this Agreement.

2.3 No New Liens. So long as the Discharge of First Lien Debt has not occurred, the parties hereto agree that, after the date hereof, if any Second Lien Secured Party shall hold any Lien on any assets of any Grantor securing any Second Lien Debt that are not also subject to the first priority Lien of the First Lien Agent under the First Lien Documents (unless as a result of the written waiver by First Lien Agent of such Lien), such Second Lien Secured Party, upon demand by the First Lien Agent or such Grantor, will, at First Lien Agent’s option, either release such Lien or assign it to the First Lien Agent as security for the First Lien Debt or such Grantor shall grant a Lien thereon to First Lien Agent in a manner and on terms satisfactory to First Lien Agent. To the extent that the provisions of this Section 2.3 are not complied with for any reason, without limiting any other right or remedy available to the First Lien Agent or any other First Lien Secured Party, each Second Lien Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any amount received by or distributed to any Second Lien Secured Party pursuant to or as a result of any Lien granted in contravention of this Section shall be subject to Section 4 hereof.

2.4 Similar Liens and Agreements. The parties hereto agree, subject to the other provisions of this Agreement, upon request by the First Lien Agent or the Second Lien Collateral Agent, as the case may be, to advise the other from time to time of the Second Lien Collateral for which such party has taken steps to perfect its Liens and to identify the parties obligated under the First Lien Documents or Second Lien Documents, as the case may be.

Section 3. Enforcement.

3.1 Exercise of Rights and Remedies.

(a) So long as the Discharge of First Lien Debt has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Second Lien Collateral Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that:

(i) it will not (A) exercise or seek to exercise any rights or remedies (including set-off or by notification of account debtors) with respect to any Second Lien Collateral, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (B) contest, protest or object to any foreclosure proceeding or action brought by the First Lien Agent or any other First Lien Secured Party, or the exercise of any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which such Second Lien Agent or any other Second Lien Secured Party is a party, or any other exercise by any such party, of any rights and remedies relating to the Second Lien Collateral or otherwise, or (C) contest, protest or object to the forbearance by any First Lien Secured Party from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to any of the Second Lien Collateral, and

(ii) the First Lien Agent and the other First Lien Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including set-off and the right to credit bid their debt) and make determinations regarding the release, disposition, or restrictions with respect to the Second Lien Collateral without any consultation with or the consent of any Second Lien Agent or any other Second Lien Secured Party; provided, that (A) in any Insolvency or Liquidation Proceeding commenced by or against any Grantor, any Second Lien Agent may file a claim or statement of interest with respect to the Second Lien Debt, (B) any Second Lien Agent may send such notices of the existence of, or any evidence or confirmation of, the Second Lien Debt under the Second Lien Documents or the Liens of the Second Lien Collateral Agent in the Second Lien Collateral to any court or governmental agency, or file or record any such notice or evidence to the extent necessary to prove or preserve the Liens of the Second Lien Collateral Agent in the Second Lien Collateral, (C) any Second Lien Agent may file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any Second Lien Secured Party, including any claims secured by the Second Lien Collateral, or otherwise make any agreements or file any motions pertaining to the Second Lien Debt, in each case to the extent not inconsistent with the terms of this Agreement, (D) the Second Lien Secured Parties may exercise rights and remedies that may be exercised by unsecured creditor to the extent provided in Section 5.4 hereof and not otherwise inconsistent with the terms hereof, (E) any Second Lien Agent may commence legal proceedings against a Grantor (but not any of the Second Lien Collateral); provided, that, such legal proceeding does not interfere with the rights of First Lien Agent or any other First Lien Secured Party in and to the Second Lien Collateral or the First Lien Debt or the exercise by First Lien Agent or any other First Lien Secured Party of such rights or involve any contest or challenge to the validity, perfection, priority or enforceability of the Liens of First Lien Agent or any other First Lien Secured Party or of the First Lien Agent or any other First Lien Debt and in any event the Second Lien Collateral Agent may not enforce any judgment against any of the Second Lien Collateral; and

(iii) the First Lien Agent and the other First Lien Secured Parties, in exercising rights and remedies with respect to the Second Lien Collateral, may enforce the provisions of the First Lien Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion and such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Second Lien Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) Each Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will not take or receive any Second Lien Collateral or any proceeds of Second Lien Collateral in connection with the exercise of any right or remedy (including set-off) with respect to any Second Lien Collateral, unless and until the Discharge of First Lien Debt has occurred. Without limiting the generality of the foregoing, unless and until the Discharge of First Lien Debt has occurred, except as expressly provided in the proviso in Section 3.1(a) (ii) above, the sole right of the Second Lien Collateral Agent and the other Second Lien Secured Parties with respect to the Second Lien Collateral is to hold a Lien on the Second Lien Collateral pursuant to the Second Lien Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of the First Lien Debt has occurred.

(c) The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that it will not take any action that would hinder any exercise of remedies undertaken by the First Lien Agent under the First Lien Documents, including any sale, lease, exchange, transfer or other disposition of the Second Lien Collateral, whether by foreclosure or otherwise, and the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, hereby waives any and all rights it may have as a junior lien creditor or otherwise to object to the manner in which the First Lien Agent or the other First Lien Secured Parties seek to enforce or collect the First Lien Debt or the Liens granted in any of the Second Lien Collateral, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or the other First Lien Secured Parties is adverse to the interest of the Second Lien Secured Parties.

(d) Each Second Lien Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Lien Agreement shall be deemed to restrict in any way the rights and remedies of the First Lien Agent or the other First Lien Secured Parties with respect to the Second Lien Collateral as set forth in this Agreement and the First Lien Documents.

3.2 Limitation on Exercise of Remedies by Second Lien Secured Parties. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties:

(a) will not, so long as the Discharge of First Lien Debt has not occurred, enforce or exercise, or seek to enforce or exercise, any rights or remedies (including any right of setoff or notification of account debtors) with respect to any Second Lien Collateral (including the enforcement of any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or any similar agreement or arrangement to which the Second Lien Collateral Agent or any other Second Lien Secured Party is a party) or commence or join with any Person (other than First Lien Agent) in commencing, or petition for, any action or proceeding with respect to such rights or remedies (including any foreclosure action or proceeding or any Insolvency or Liquidation Proceeding); provided, that, subject at all times to the provisions of Section 4 of this Agreement, the Second Lien Collateral Agent may enforce or exercise any or all such rights and remedies, or commence or petition for any such action or proceeding, after a period ending one hundred eighty (180) days since the first date on which the Second Lien Collateral Agent shall have (i) declared the existence of any Event of Default consisting of nonpayment of any amount then due under the Second Lien Documents and notified the First Lien Agent of such declaration of an Event of Default, or (ii) declared the existence of any Event of Default other than an Event of Default consisting of nonpayment of any amount then due under the Second Lien Documents, demanded the repayment of all the principal amount of the Second Lien Obligations and notified the First Lien Agent of such declaration of an Event of Default and demand, so long as the First Lien Agent or any other First Lien Secured Party is not diligently pursuing in good faith the exercise of its enforcement rights or remedies against Grantors and/or the Second Lien Collateral (including, without limitation, any of the following: solicitation of bids from third parties to conduct the liquidation of all or any material portion of the Second Lien Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, auctioneers or other third parties for the purpose of valuing, marketing, promoting or selling all or any material portion of the Second Lien Collateral, the notification of account debtors to make payments to the First Lien Agent or its agents, the initiation of any action to take possession of all or any material portion of the Second Lien Collateral or the commencement of any legal proceedings or actions against or with respect to all or any material portion of the Second Lien Collateral);

(b) will not contest, protest or object to any foreclosure action or proceeding brought by the First Lien Agent or any other First Lien Secured Party, or any other enforcement or exercise by any First Lien Secured Party of any rights or remedies relating to the Second Lien Collateral under the First Lien Documents or otherwise, so long as the Liens the Second Lien Collateral Agent attach to the proceeds thereof subject to the relative priorities set forth in Section 2.1 and such actions or proceedings are being pursued in good faith;

(c) subject to the Second Lien Secured Parties’ rights under clause (a) above, will not object to the forbearance by the First Lien Agent or the other First Lien Secured Parties from commencing or pursuing any foreclosure action or proceeding or any other enforcement or exercise of any rights or remedies with respect to any of the Second Lien Collateral;

(d) will not, so long as the Discharge of First Lien Debt has not occurred and except for actions permitted under Sections 3.1(a)(i), (ii), (iii), (iv) and (v) above, take or receive any Second Lien Collateral, or any proceeds thereof or payment with respect thereto, in connection with the exercise of any right or remedy (including any right of setoff) with respect to any Second Lien Collateral or in connection with any insurance policy award or any condemnation award (or deed in lieu of condemnation);

(e) will not take any action that would, or could reasonably be expected to, hinder, in any manner, any exercise of remedies under the First Lien Documents, including any sale or other disposition of any Second Lien Collateral, whether by foreclosure or otherwise;

(f) will not object to the manner in which the First Lien Agent or any other First Lien Secured Party may seek to enforce or collect the First Lien Debt or the Liens of such First Lien Secured Party, regardless of whether any action or failure to act by or on behalf of the First Lien Agent or any other First Lien Secured Party is, or could be, adverse to the interests of the Second Lien Secured Parties, and will not assert, and hereby waive, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or claim the benefit of any marshalling, appraisal, valuation or other similar right that may be available under applicable law with respect to the Second Lien Collateral or any other rights a junior secured creditor may have under applicable law with respect to the matters described in this clause (f), provided that at all times First Lien Agent is acting in good faith; and

(g) will not attempt, directly or indirectly, whether by judicial proceeding or otherwise, to challenge or question the validity or enforceability of any First Lien Debt or any Lien of First Lien Agent or this Agreement, or the validity or enforceability of the priorities, rights or obligations established by this Agreement.

3.3 Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a) above, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, unless and until the Discharge of First Lien Debt has occurred, it will not commence, or join with any Person (other than the First Lien Agent upon its request) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it under any of the Second Lien Documents or otherwise.

3.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, any Second Lien Agent and the other Second Lien Secured Parties may exercise rights and remedies as an unsecured creditor against any Grantor in accordance with the terms of the Second Lien Documents and applicable law. For purposes hereof, the rights of an unsecured creditor do not include a creditor that holds a judgment lien. Nothing in this Agreement shall prohibit the receipt by any Second Lien Agent or any other Second Lien Secured Parties of the required payments of interest and principal so long as such receipt is not the direct or indirect result of the exercise by such Second Lien Agent or any other Second Lien Secured Party of foreclosure rights or other remedies as a secured creditor or enforcement in contravention of this Agreement of any Lien held by any of them or any other act in contravention of this Agreement.

3.5 Release of Second Priority Liens.

(a) Effective upon any sale, lease, license, exchange, transfer or other disposition of any Second Lien Collateral permitted under the terms of the First Lien Documents (whether or not an event of default or equivalent event thereunder, and as defined therein, has occurred and is continuing) that results in the release of any of its Liens on any part of the Second Lien Collateral (excluding any sale or other disposition that is expressly prohibited by the Second Lien Documents (as in effect on the date hereof) unless such sale or other disposition is consummated in connection with the exercise of the First Lien Agent’s remedies in respect of the

Second Lien Collateral provided for in Section 3.1 (provided that after giving effect to the release, First Lien Debt secured by the first priority Liens on the remaining Second Lien Collateral remain outstanding) or consummated after the commencement of any Insolvency or Liquidation Proceeding:

(i) the Liens, if any, of the Second Lien Collateral Agent, for itself or for the benefit of the Second Lien Secured Parties, on such Second Lien Collateral shall be automatically, unconditionally and simultaneously released to the same extent as the release of First Lien Agent’s Lien,

(ii) the Second Lien Collateral Agent , for itself or on behalf of the Second Lien Secured Parties, shall promptly upon the request of First Lien Agent execute and deliver such release documents and confirmations of the authorization to file UCC amendments and terminations provided for herein, in each case as First Lien Agent may require in connection with such sale or other disposition by First Lien Agent, First Lien Agent’s agents or any Grantor with the consent of First Lien Agent to evidence and effectuate such termination and release, provided, that, any such release or UCC amendment or termination by the Second Lien Collateral Agent shall not extend to or otherwise affect any of the rights, if any, of the Second Lien Collateral Agent to the proceeds from any such sale or other disposition of Second Lien Collateral,

(iii) the Second Lien Collateral Agent, for itself or on behalf of the other Second Lien Secured Parties, shall be deemed to have authorized First Lien Agent to file UCC amendments and terminations covering the Second Lien Collateral so sold or otherwise disposed of as to UCC financing statements between any Grantor and the Second Lien Collateral Agent or any other Second Lien Secured Party to evidence such release and termination, and

(iv) the Second Lien Collateral Agent, for itself or on behalf of the Second Lien Secured Parties, shall be deemed to have consented under the Second Lien Documents to such sale or other disposition to the same extent as the consent of the First Lien Agent and the other First Lien Secured Parties.

(b) The Second Lien Collateral Agent , for itself and on behalf of the other Second Lien Secured Parties, hereby irrevocably constitutes and appoints the First Lien Agent and any officer or agent of the First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Second Lien Collateral Agent or such holder or in the First Lien Agent’s own name, from time to time in the First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 3.5, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Section 3.5, including any termination statements, endorsements or other instruments of transfer or release. Nothing contained in this Agreement shall be construed to modify the obligation of First Lien Agent to act in a commercially reasonable manner in the exercise of its rights to sell, lease, license, exchange, transfer or otherwise dispose of any Second Lien Collateral.

3.6 Insurance and Condemnation Awards. So long as the Discharge of First Lien Debt has not occurred, the First Lien Agent and the other First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of Grantors under the First Lien Documents, to settle and adjust claims in respect of Second Lien Collateral under policies of insurance and to approve any award granted in any condemnation or similar proceeding, or any deed in lieu of condemnation in respect of the Second Lien Collateral. So long as the Discharge of First Lien Debt has not occurred, all proceeds of any such policy and any such award, or any payments with respect to a deed in lieu of condemnation, shall (a) first be paid to the First Lien Agent for the benefit of the First Lien Secured Parties to the extent required under the First Lien Documents, (b) second, be paid to the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties and application in accordance with the Second Lien Documents, to the extent required under the applicable Second Lien Documents and (c) third, if no Second Lien Debt is outstanding, be paid to the owner of the subject property or as a court of competent jurisdiction may otherwise direct or may otherwise be required by applicable law. Until the Discharge of First Lien Debt, if the Second Lien Collateral Agent or any other Second Lien Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award or payment, it shall pay such proceeds over to the First Lien Agent in accordance with the terms of Section 4.2.

Section 4. Payments.

4.1 Application of Proceeds.

(a) So long as the Discharge of First Lien Debt has not occurred, the Second Lien Collateral or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Second Lien Collateral upon the exercise of remedies, shall be applied in the following order of priority:

(i) first, to the First Lien Debt (other than the principal amount thereof in excess of the Maximum Priority First Lien Debt) and for cash collateral as required under the First Lien Documents, and in such order as specified in the relevant First Lien Documents until the Discharge of First Lien Debt (other than the principal amount thereof in excess of the Maximum Priority First Lien Debt) has occurred;

(ii) second, to the Second Lien Debt (other than the principal amount thereof in excess of the Maximum Priority Second Lien Debt) in such order as specified in the relevant Second Lien Documents until the Discharge of Second Lien Debt (other than the principal amount thereof in excess of the Maximum Priority Second Lien Debt) has occurred;

(iii) third, to the principal amount of the First Lien Debt in excess of the Maximum Priority First Lien Debt until the Discharge of First Lien Debt has occurred;

(iv) fourth, to the principal amount of the Second Lien Debt in excess of the Maximum Priority Second Lien Debt.

(b) Upon the Discharge of First Lien Debt (other than the principal amount thereof in excess of the Maximum Priority First Lien Debt), to the extent permitted under applicable law and without risk of legal liability to First Lien Agent or any other First Lien Secured Party, the First Lien Agent shall deliver to the Second Lien Collateral Agent, without representation or recourse, any proceeds of Second Lien Collateral held by it at such time in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct, to be applied by the Second Lien Collateral Agent to the Second Lien Debt in such order as specified in the relevant Second Lien Documents. The foregoing provisions of this Agreement are intended solely to govern the respective lien priorities as between the Second Lien Agent and the First Lien Agent and shall not impose on First Lien Agent or any other First Lien Secured Party any obligations in respect of the disposition of proceeds of foreclosure on any Second Lien Collateral which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law.

4.2 Payments Over. So long as the Discharge of First Lien Debt has not occurred (other than the principal amount thereof in excess of the Maximum Priority First Lien Debt), whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Grantor, the Second Lien Collateral Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that any Second Lien Collateral or proceeds thereof or payment with respect thereto received by the Second Lien Collateral Agent or any other Second Lien Secured Party (including any right of set-off) with respect to the Second Lien Collateral, and including in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation), shall be segregated and held in trust and promptly transferred or paid over to the First Lien Agent for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or assignments or as a court of competent jurisdiction may otherwise direct.

Section 5. Bailee for Perfection.

5.1 Each Agent as Bailee.

(a) The First Lien Agent and the Second Lien Collateral Agent agree to hold any Second Lien Collateral that can be perfected by the possession or control of such Second Lien Collateral or of any account in which such Second Lien Collateral is held, and if such Second Lien Collateral or any such account is in fact in the possession or under the control of an Agent, or of agents or bailees of such Agent (such Second Lien Collateral being referred to herein as the “Pledged Collateral”) as bailee and agent for and on behalf of the other Agent solely for the purpose of perfecting the security interest granted to the other Agent in such Pledged Collateral (including, but not limited to, any securities or any deposit accounts or securities accounts, if any) pursuant to the First Lien Documents or Second Lien Documents, as applicable, subject to the terms and conditions of this Section 5.

(b) Until the Discharge of First Lien Debt has occurred, the First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Documents as if the Liens of the Second Lien Collateral Agent under the Second Lien Documents did not exist. The rights of the Second Lien Collateral Agent shall at all times be subject to the terms of this Agreement and to the First Lien Agent’s rights under the First Lien Documents.

(c) Each Agent shall have no obligation whatsoever to any other Agent or any other Secured Party to assure that the Pledged Collateral is genuine or owned by any of the Grantors or to preserve rights or benefits of any Person except as expressly set forth in this Section 5. The duties or responsibilities of each Agent under this Section 5 shall be limited solely to holding the Pledged Collateral as bailee and agent for and on behalf of the other Agent for purposes of perfecting the Lien held by the other Agent. The Second Lien Agent shall not be responsible nor liable for the actions of the First Lien Agent taken hereunder or pursuant to any First Lien Document.

(d) Each Agent shall not have by reason of the First Lien Documents, the Second Lien Documents or this Agreement or any other document a fiduciary relationship in respect of any other Agent or any of the other Secured Parties and shall not have any liability to any other Agent or any other Secured Party in connection with its holding the Pledged Collateral, other than for its gross negligence or willful misconduct as determined by a final, non-appealable order of a court of competent jurisdiction.

5.2 Transfer of Pledged Collateral to Second Lien Collateral Agent. Upon the Discharge of First Lien Debt (of which Borrowers hereby agree to advise Second Lien Agent in writing), to the extent permitted under applicable law, upon the request of any Second Lien Agent, the First Lien Agent shall, without recourse or warranty, transfer the possession and control of the Pledged Collateral, if any, then in its possession or control to the Second Lien Collateral Agent, except in the event and to the extent (a) First Lien Agent or any other First Lien Secured Party has retained or otherwise acquired such Second Lien Collateral in full or partial satisfaction of any of the First Lien Debt, (b) such Second Lien Collateral is sold or otherwise disposed of by First Lien Agent or any other First Lien Secured Party or by a Grantor as provided herein or (c) it is otherwise required by any order of any court or other governmental authority or applicable law or would result in the risk of liability of First Lien Secured Party to any third party. The foregoing provision shall not impose on First Lien Agent or any other First Lien Secured Party any obligations which would conflict with prior perfected claims therein in favor of any other person or any order or decree of any court or other governmental authority or any applicable law. In connection with any transfer described herein to the Second Lien Collateral Agent, the First Lien Agent agrees to take reasonable actions in its power (with all costs and expenses in connection therewith to be for the account of the Second Lien Collateral Agent and to be paid by the US Borrowers) as shall be reasonably requested by the Second Lien Collateral Agent to permit the Second Lien Collateral Agent to obtain, for the benefit of the Second Lien Secured Parties, a first priority security interest in the Pledged Collateral.

Section 6. Insolvency or Liquidation Proceedings

6.1 General Applicability; Filing of Motions.

(a) This Agreement shall be applicable both before and after the institution of any Insolvency or Liquidation Proceeding involving any Borrower or any other Grantor, including, without limitation, the filing of any petition by or against any Borrower or any other Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted or subsequent cases in respect thereof, and all references herein to any Borrower or any Grantor shall be deemed to apply to the trustee for such Borrower or such Grantor and such Borrower or such Grantor as debtor-in-possession. The relative rights of the First Lien Secured Parties and the Second Lien Secured Parties in or to any distributions from or in respect of any Second Lien

Collateral or proceeds of Second Lien Collateral shall continue after the institution of any Insolvency or Liquidation Proceeding involving any Borrower or any other Grantor, including, without limitation, the filing of any petition by or against any Borrower or any other Grantor under the Bankruptcy Code or under any other Bankruptcy Law and all converted cases and subsequent cases, on the same basis as prior to the date of such institution, subject to any court order approving the financing of, or use of cash collateral by, any Borrower or any other Grantor as debtor-in-possession, or any other court order affecting the rights and interests of the parties hereto not in conflict with this Agreement. This Agreement shall constitute a Subordination Agreement for the purposes of Section 510(a) of the Bankruptcy Code and shall be enforceable in any Insolvency or Liquidation Proceeding in accordance with its terms.

(b) Until the Discharge of First Lien Debt has occurred, the Second Lien Collateral Agent agrees on behalf of itself and the other Second Lien Secured Parties that no Second Lien Secured Party shall, in or in connection with any Insolvency or Liquidation Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case in respect of any of the Second Lien Collateral, including, without limitation, with respect to the determination of any Liens or claims held by the First Lien Agent (including the validity and enforceability thereof) or any other First Lien Secured Party or Second Lien Secured Party or the value of any claims of such parties under Section 506(a) of the Bankruptcy Code or otherwise; provided that any Second Lien Agent may file a proof of claim in an Insolvency or Liquidation Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations on each Second Lien Agent imposed hereby.

6.2 Bankruptcy Financing. Until the Discharge of First Lien Debt has occurred, if any Grantor shall be subject to any Insolvency or Liquidation Proceeding and the First Lien Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code) which constitutes Second Lien Collateral securing the First Lien Debt or to permit any Grantor to obtain financing from the First Lien Secured Parties under Section 364 of the Bankruptcy Code or any similar Bankruptcy Law (“DIP Financing”), then the Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that it will raise no objection to such Cash Collateral use or DIP Financing, insofar as its rights with respect to the Second Lien Collateral securing the First Lien Debt are affected, so long as (i) the aggregate principal amount of such DIP Financing, together with the First Lien Debt as of such date, does not exceed the Maximum Priority First Lien Loan Debt, and the DIP Financing is treated as First Lien Debt hereunder, (ii) such Cash Collateral use or DIP Financing is on commercially reasonable terms and, if required by applicable law, is approved by the governmental authority having jurisdiction over such Insolvency or Liquidation Proceeding, (iii) the Second Lien Collateral Agent and the Second Lien Secured Parties retain the right to object to any ancillary agreements or arrangements regarding such Cash Collateral use or DIP Financing that are materially prejudicial to their interests and (iv) such DIP Financing does not compel any Grantor to seek confirmation of a specific plan of reorganization for which all or substantially all of the material terms are set forth in the DIP Financing documentation or a related document and the DIP Financing documentation or Cash Collateral order does not expressly require the liquidation of Second Lien Collateral prior to a default under the DIP Financing documentation or Cash Collateral order. To the extent the Liens securing the First Lien Debt are subordinated to or pari passu with such DIP Financing which meets the requirements of clauses (i) through (iv) above, the Second Lien Collateral Agent will subordinate the Liens securing the Second Lien Debt in the Second Lien Collateral to the Liens securing such DIP Financing (and all obligations relating thereto) and will not request adequate protection or any other relief in connection with its rights as a holder of Liens on the Second Lien Collateral (except as expressly agreed by the First Lien Agent or to the extent permitted by Section 6.4).

6.3 Relief from the Automatic Stay. The Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, so long as the Discharge of First Lien Debt has not occurred, no Second Lien Secured Party shall, without the prior written consent of the First Lien Agent, seek or request relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any part of the Second Lien Collateral, any proceeds thereof or any Lien securing any of the Second Lien Debt. Notwithstanding anything to the contrary set forth in this Agreement, no Grantor waives or shall be deemed to have waived any rights under Section 362 of the Bankruptcy Code.

6.4 Adequate Protection.

(a) Each Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall object, contest, or support any other Person objecting to or contesting, (i) any request by the First Lien Agent or any of the other First Lien Secured Parties for adequate protection or any adequate protection provided to the First Lien Agent or other First Lien Secured Parties or (ii) any objection by the First Lien Agent or any of the other First Lien Secured Parties to any motion, relief, action or proceeding based on a claim of a lack of adequate protection or (iii) the payment of interest, fees, expenses or other amounts to the First Lien Agent or any other First Lien Secured Party under Section 506(b) or 506(c) of the Bankruptcy Code or otherwise.

(b) The Second Lien Collateral Agent, on behalf of itself and the other Second Lien Secured Parties, agrees that none of them shall seek or accept adequate protection without the prior written consent of the First Lien Agent, except that the Second Lien Collateral Agent, for itself or on behalf of the other Second Lien Secured Parties, shall be permitted (i) to obtain adequate protection in the form of the benefit of additional or replacement Liens on the Second Lien Collateral (including proceeds thereof arising after the commencement of any Insolvency or Liquidation Proceeding), or additional or replacement collateral to secure the Second Lien Debt, in connection with any DIP Financing or use of cash collateral as provided for in Section 6.2 above, or in connection with any such adequate protection obtained by First Lien Agent and the other First Lien Secured Parties, as long as in each case, the First Lien Agent is also granted such additional or replacement Liens or additional or replacement collateral and such Liens of the Second Lien Collateral Agent or any other Second Lien Secured Party are subordinated to the Liens securing the First Lien Debt to the same extent as the Liens of the Second Lien Collateral Agent and the other Second Lien Secured Parties on the Second Lien Collateral are subordinated to the Liens of First Lien Agent and the other First Lien Secured Parties hereunder and (ii) to obtain adequate protection in the form of reports, notices, inspection rights and similar forms of adequate protection to the extent granted to the First Lien Agent and (iii) to seek and receive additional adequate protection of its junior interest in the Second Lien Collateral, subject to the provisions of this Agreement, in the form of a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b); provided, that, (A) any such superpriority administrative expense claim of Second Lien Collateral Agent shall be junior in all respect to any superpriority administrative expense claim granted to First Lien Agent with respect to such Second Lien Collateral and (B) in the event that Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, seeks or receives protection of its junior interest in the Second Lien Collateral and is granted a superpriority administrative expense claim, including a claim arising under 11 U.S.C. § 507(b), then Second Lien Collateral Agent, on behalf of itself and the Second Lien Secured Parties, agrees that the First Lien Secured Parties shall receives superpriority administrative expense claim which shall be senior in all respect so the superpriority administrative expense claim granted to Second Lien Collateral Agent with respect to the Second Lien Collateral.

6.5 Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of any reorganized Grantor secured by Liens upon any property of such reorganized Grantor are distributed, pursuant to a plan of reorganization, on account of both the First Lien Debt and the Second Lien Debt, then, to the extent the debt obligations distributed on account of the First Lien Debt and on account of the Second Lien Debt are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.6 Separate Classes. Each of the parties hereto irrevocably acknowledges and agrees that (a) the claims and interests of the First Lien Secured Parties and the Second Lien Secured Parties are not “substantially similar” within the meaning of Section 1122 of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law, (b) the grants of the Liens to secure the First Lien Debt and the grants of the Liens to secure the Second Lien Debt constitute two separate and distinct grants of Liens, (c) the First Lien Secured Parties’ rights in the Second Lien Collateral are fundamentally different from the Second Lien Secured Parties’ rights in the Second Lien Collateral and (d) as a result of the foregoing, among other things, the First Lien Debt and the Second Lien Debt must be separately classified in any plan of reorganization proposed or adopted in any Insolvency or Liquidation Proceeding.

6.7 Asset Dispositions. Until the Discharge of First Lien Debt has occurred, the Second Lien Collateral Agent, for itself and on behalf of the other Second Lien Secured Parties, agrees that, in the event of any Insolvency or Liquidation Proceeding, the Second Lien Secured Parties will not object or oppose (or support any Person in objecting or opposing) a motion to any sale, lease, license, exchange, transfer or other disposition of any Second Lien Collateral free and clear of the Liens of the Second Lien Collateral Agent and the other Second Lien Secured Parties or other claims under Section 363 of the Bankruptcy Code, or any comparable provision of any Bankruptcy Law and shall be deemed to have consented to any such any sale, lease, license, exchange, transfer or other disposition of any Second Lien Collateral under Section 363(f) of the Bankruptcy Code that has been consented to by the First Lien Agent; provided, that, (a) the proceeds of such sale, lease, license, exchange, transfer or other disposition of any Second Lien Collateral to be applied to the First Lien Debt or the Second Lien Debt are applied in accordance with Section 4.1, and (b) any Second Lien Agent, on behalf of itself and the other Second Lien Secured Parties, may raise any objections to any such sale, lease, license, exchange, transfer or other disposition of any Second Lien Collateral that could be raised by any creditor of Borrowers whose claims were not secured by any Liens on the Second Lien Collateral, provided that such objections (i) are not inconsistent with any other term or provision of this Agreement, and (ii) are not based on their status as secured creditors, including, without limitation any objections based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code or any comparable provisions of any Bankruptcy Law.

6.8 Preference Issues. If any First Lien Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Grantor any amount (a “Recovery”), then the First Lien Debt shall be reinstated to the extent of such Recovery and the First Lien Secured Parties shall be entitled to a Discharge of First Lien Debt with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement.

6.9 Certain Waivers as to Section 1111(b)(2) of Bankruptcy Code. Each Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, waives any claim any Second Lien Secured Party may hereafter have against any First Lien Secured Party arising out of the election by any First Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code, or any comparable provision of any other Bankruptcy Law. The First Lien Agent, for itself and on behalf of the other First Lien Secured Parties, waives any claim any First Lien Secured Party may hereafter have against any Second Lien Secured Party arising out of the election by any Second Lien Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any comparable provision of any other Bankruptcy Law.

6.10 Other Bankruptcy Laws. In the event that an Insolvency of Liquidation Proceeding is filed in a jurisdiction other than the United States or is governed by any Bankruptcy Law other than the Bankruptcy Code, each reference in this Agreement to a section of the Bankruptcy Code shall be deemed to refer to the substantially similar or corresponding provision of the Bankruptcy Law applicable to such Insolvency or Liquidation Proceeding, or in the absence of any specific similar or corresponding provision of the Bankruptcy Law, such other general Bankruptcy Law as may be applied in order to achieve substantially the same result as would be achieved under each applicable section of the Bankruptcy Code.

Section 7. Second Lien Debtholders’ Purchase Option

7.1 Exercise of Option. On or after the occurrence and during the continuance of an event of default under the First Lien Loan Agreement and either the acceleration of all of the First Lien Debt or the receipt by the Second Lien Collateral Agent of written notice from First Lien Agent of its intention to commence to foreclose or take any similar action to realize upon the Second Lien Collateral as provided in Section 7.5 below, the Second Lien Secured Parties shall have the option at any time within thirty (30) days of such acceleration or written notice, upon five (5) Business Days’ prior written notice by the Second Lien Collateral Agent to First Lien Agent, to purchase all (but not less than all) of the First Lien Debt from the First Lien Secured Parties. Such notice from the Second Lien Collateral Agent to First Lien Agent shall be irrevocable.

7.2 Purchase and Sale. On the date specified by the Second Lien Collateral Agent in such notice (which shall not be less than five (5) Business Days, nor more than (a) ten (10) days, after the receipt by First Lien Agent of the notice from the Second Lien Collateral Agent of its election to exercise such option or (b) thirty (30) days after such acceleration or written notice from First Lien Agent provided pursuant to Section 7.1 above), First Lien Secured Parties shall, subject to any required approval of any court or other regulatory or governmental authority then in effect, if any, sell to Second Lien Secured Parties, and Second Lien Secured Parties shall purchase from First Lien Secured Parties, all of the First Lien Debt. Notwithstanding anything to the contrary contained herein, in connection with any such purchase and sale, First Lien Secured Parties shall retain all rights under the First Lien Documents to be indemnified or held harmless by Grantors in accordance with the terms thereof.

7.3 Payment of Purchase Price.

(a) Upon the date of such purchase and sale, Second Lien Secured Parties shall (i) pay to First Lien Agent for the account of the First Lien Secured Parties as the purchase price therefor the full amount of all of the First Lien Debt then outstanding and unpaid (including principal, interest, fees and expenses, including reasonable attorneys’ fees and legal expenses), (ii) furnish cash collateral to First Lien Agent in such amounts as First Lien Agent determines is reasonably necessary to secure First Lien Secured Parties in connection with any issued and outstanding letters of credit issued under the First Lien Documents (but not in any event in an amount greater than one hundred five (105%) percent of the aggregate undrawn face amount of such letters of credit), (iii) agree to reimburse First Lien Secured Parties for any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) in connection with any commissions, fees, costs or expenses related to any issued and outstanding letters of credit as described above and any checks or other payments provisionally credited to the First Lien Debt, and/or as to which First Lien Secured Parties have not yet received final payment, and (iv) agree to reimburse First Lien Secured Parties in respect of indemnification obligations of Grantors under the First Lien Documents as to matters or circumstances known to First Lien Secured Parties and disclosed in writing to the Second Lien Collateral Agent (unless such disclosure is not permitted under applicable law) at the time of the purchase and sale which would reasonably be expected to result in any loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) to First Lien Secured Parties.

(b) Such purchase price and cash collateral shall be remitted by wire transfer in federal funds to such bank account of First Lien Agent as First Lien Agent may designate in writing to the Second Lien Collateral Agent for such purpose. Interest shall be calculated to but excluding the Business Day on which such purchase and sale shall occur if the amounts so paid by Second Lien Secured Parties to the bank account designated by First Lien Agent are received in such bank account prior to 12:00 noon, New York City time and interest shall be calculated to and including such Business Day if the amounts so paid by Second Lien Secured Parties to the bank account designated by First Lien Agent are received in such bank account later than 12:00 noon, New York City time.

7.4 Representations Upon Purchase and Sale. Such purchase shall be expressly made without representation or warranty of any kind by First Lien Secured Parties as to the First Lien Debt, the Second Lien Collateral or otherwise and without recourse to First Lien Secured Parties, except that each First Lien Secured Party shall represent and warrant, severally, as to it: (a) the amount of the First Lien Debt being purchased from it are as reflected in the books and records of such First Lien Secured Party (but without representation or warranty as to the collectibility, validity or enforceability thereof), (b) that such First Lien Secured Party owns the First Lien Debt being sold by it free and clear of any liens or encumbrances and (c) such First Lien Secured Party has the right to assign the First Lien Debt being sold by it and the assignment is duly authorized. Upon the purchase by Second Lien Secured Parties of the First Lien Debt, Second Lien Secured Parties agree to indemnify and hold First Lien Secured Parties harmless from and against all loss, cost, damage or expense (including reasonable attorneys’ fees and legal expenses) suffered or incurred by First Lien Secured Parties arising from or in any way relating to acts or omissions of First Lien Agent or any of the other Second Lien Secured Parties after the purchase.

7.5 Notice from First Lien Agent Prior to Enforcement Action. First Lien Agent agrees that it will give each Second Lien Agent five (5) Business Days prior written notice of its intention to commence any foreclosure or other action to sell or otherwise realize upon the Second Lien Collateral. In the event that during such five (5) Business Day period, the Second Lien Collateral Agent shall send to First Lien Agent the irrevocable notice of the intention of the Second Lien Secured Parties to exercise the purchase option given by First Lien Secured Parties to Second Lien Secured Parties under this Section 7, First Lien Secured Parties shall not commence any foreclosure or other action to sell or otherwise realize upon the Second Lien Collateral, provided, that, the purchase and sale with respect to the First Lien Debt provided for herein shall have closed within five (5) Business Days thereafter and First Lien Secured Parties shall have received final payment in full of the First Lien Debt as provided for herein within such five (5) Business Day period.

Section 8. Reliance; Waivers; etc.

8.1 Reliance. The consent by the First Lien Secured Parties to the execution and delivery of the Second Lien Documents and the grant to the Second Lien Collateral Agent on behalf of the Second Lien Secured Parties of a Lien on the Second Lien Collateral and all loans and other extensions of credit made or deemed made on and after the date hereof by the First Lien Secured Parties to any Grantor shall be deemed to have been given and made in reliance upon this Agreement.

8.2 No Warranties or Liability. Each Second Lien Agent, for itself and on behalf of the other Second Lien Secured Parties, acknowledges and agrees that each of the First Lien Agent and the other First Lien Secured Parties have made no express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the First Lien Documents, the ownership of any Second Lien Collateral or the perfection or priority of any Liens thereon. Each Second Lien Agent agrees, for itself and on behalf of the other Second Lien Secured Parties, that the First Lien Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the First Lien Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the First Lien Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that any Second Lien Agent or any of the other Second Lien Secured Parties have in the Second Lien Collateral or otherwise, except as otherwise provided in this Agreement. Neither the First Lien Agent nor any of the other First Lien Secured Parties shall have any duty to any Second Lien Agent or any of the other Second Lien Secured Parties to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Grantor (including the Second Lien Documents), regardless of any knowledge thereof which they may have or be charged with.

8.3 No Waiver of Lien Priorities.

(a) No right of the First Lien Agent or any of the other First Lien Secured Parties to enforce any provision of this Agreement or any of the First Lien Documents shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Grantor or by any act or failure to act by First Lien Agent or any other First Lien Secured Party, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the First Lien Documents or any of the Second Lien Documents, regardless of any knowledge thereof which the First Lien Agent or any of the other First Lien Secured Parties may have or be otherwise charged with.

(b) Without in any way limiting the generality of the foregoing paragraph (but subject to the rights of the Grantors under the First Lien Documents), the First Lien Agent and any of the other First Lien Secured Parties may, at any time and from time to time, without the consent of, or notice to, the Second Lien Collateral Agent or any other Second Lien Secured Party, without incurring any liabilities to the Second Lien Collateral Agent or any other Second Lien Secured Party and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of the Second Lien Collateral Agent or any other Second Lien Secured Party is affected, impaired or extinguished thereby) do any one or more of the following:

(i) change the manner, place or terms of payment or change or extend the time of payment of, or amend, renew, exchange, increase or alter, the terms of any of the First Lien Debt or any Lien on any Second Lien Collateral or guaranty thereof or any liability of any Grantor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the First Lien Debt, without any restriction as to the amount, tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by the First Lien Agent or any of the other First Lien Secured Parties, the First Lien Debt or any of the First Lien Documents; except that Second Lien Secured Parties shall not be deemed to consent to any amendment, modification or waiver to the First Lien Documents that:

(A) result in the sum of (i) the aggregate principal amount of loans outstanding under the First Lien Documents, plus (ii) the unused portion of the revolving commitments under the First Lien Documents, plus (iii) the aggregate face amount of all letters of credit issued or deemed issued and outstanding under the First Lien Documents (in the case of each of the foregoing clauses (i), (ii) and (iii), as determined after giving effect to such amendment, modification or waiver) exceeding the Maximum Priority First Lien Debt,

(B) increase the “Applicable Margins” or similar component of the interest rate under the First Lien Loan Agreement in a manner that would result in the total yield on the First Lien Date to exceed by more than two (2%) percent per annum the total yield on the First Lien Debt as in effect on the date hereof (excluding increases resulting from the accrual or payment of interest at the default rate),

(C) modify or add any covenant or event of default under the First Lien Documents that directly restricts any Borrower or its subsidiaries from making payments of the Second Lien Debt that would otherwise be permitted under the First Lien Documents as in effect on the date hereof,

(D) contractually subordinate the Liens of the First Lien Secured Parties to any other debt of Grantors,

(E) extend the stated maturity date of the Indebtedness under the First Lien Loan Agreement to a date beyond the stated maturity date of the indebtedness under the Second Lien Note Indenture (as in effect on the date hereof or as hereafter extended), it being understood that any date on which any mandatory prepayment has to be made shall not be constructed to constitute a “stated maturity date” under the Second Lien Note Indenture,

(F) contravene the provisions of this Agreement;

(G) remove or release assets subject to the Lien of the Second Lien Documents, except to the extent that a release of such Lien is permitted or required by Section 3.5 or consented to by the Second Lien Collateral Agent or the Second Lien Secured Parties and provided that there is a corresponding release of the Liens securing the applicable First Lien Obligations;

(H) impose duties on any Second Lien Agent without its prior written consent;

(I) permit other Liens on the Second Lien Collateral not permitted under the terms of the Second Lien Documents or Section 6; or

(J) are prejudicial to the interests of the Second Lien Secured Parties to a greater extent than the First Lien Secured Parties.

(ii) sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Second Lien Collateral or any liability of any Grantor to the First Lien Agent or any of the other First Lien Secured Parties, or any liability incurred directly or indirectly in respect thereof in accordance with the terms hereof;

(iii) settle or compromise any of the First Lien Debt or any other liability of any Grantor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the First Lien Debt) in any manner or order; and

(iv) exercise or delay in or refrain from exercising any right or remedy against any Grantor or any other Person, elect any remedy and otherwise deal freely with any Grantor or any Second Lien Collateral and any security and any guarantor or any liability of any Grantor to any of the First Lien Secured Parties or any liability incurred directly or indirectly in respect thereof.

(c) The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, also agrees that the First Lien Agent and the other First Lien Secured Parties shall have no liability with respect to any actions which the First Lien Agent or any of the other First Lien Secured Parties may take or permit or omit to take with respect to: (i) the First Lien Documents, (ii) the collection of the First Lien Debt or (iii) the foreclosure upon, or sale, liquidation or other disposition of, any Second Lien Collateral. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, agrees that the First Lien Secured Parties and the other First Lien Agent have no duty to them in respect of the maintenance or preservation of the Second Lien Collateral, the First Lien Debt or otherwise.

(d) The Second Lien Collateral Agent agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Second Lien Collateral or any other similar rights a junior secured creditor may have under applicable law.

8.4 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agent and the other First Lien Secured Parties and each Second Lien Agent and the other Second Lien Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any First Lien Documents or any Second Lien Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the First Lien Debt or Second Lien Debt, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Loan Agreement or any of the other First Lien Documents or of the terms of the Second Lien Note Indenture or any of the other Second Lien Documents;

(c) any exchange of any security interest in any Second Lien Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the First Lien Debt or Second Lien Debt or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of any Grantor; or

(e) any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Grantor in respect of the First Lien Debt, or of any Second Lien Agent or any of the other Second Lien Secured Parties in respect of this Agreement.

Section 9. Miscellaneous.

9.1 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Documents or the Second Lien Documents, the provisions of this Agreement shall govern.

9.2 Continuing Nature of this Agreement; Severability. This Agreement shall continue to be effective until the Discharge of First Lien Debt shall have occurred or the final payment in full in cash of the Second Lien Debt and the termination and release by each Second Lien Secured Party of any Liens to secure the Second Lien Debt. This is a continuing agreement of lien subordination and the First Lien Secured Parties may continue, at any time and without notice to any Second Lien Agent or any other Second Lien Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of any Grantor constituting First Lien Debt in reliance hereof. Each Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.3 When Discharge of First Lien Debt Deemed to Not Have Occurred. If substantially contemporaneously with the Discharge of First Lien Debt, Borrowers refinance indebtedness outstanding under the First Lien Documents, then after written notice to the Second Lien Collateral Agent, (a) the indebtedness and other obligations arising pursuant to such refinancing of the then outstanding indebtedness under the First Lien Documents shall automatically be treated as First Lien Debt for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Second Lien Collateral set forth herein, (b) the credit agreement and the other loan documents evidencing such new indebtedness shall automatically be treated as the First Lien Loan Agreement and the First Lien Documents for all purposes of this Agreement and (c) the administrative agent under the new First Lien Loan Agreement shall be deemed to be the First Lien Agent for all purposes of this Agreement. Upon receipt of notice of such refinancing (including the identity of the new First Lien Agent), each Second Lien Agent shall promptly enter into such documents and agreements (including amendments or supplements to this Agreement) as the Borrowers or the new First Lien Agent may reasonably request in order to provide to the new First Lien Agent the rights of the First Lien Agent contemplated hereby.

9.4 Amendments to Second Lien Documents. Without the prior written consent of the First Lien Agent, no Second Lien Agreement may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Lien Agreement, would be prohibited by or inconsistent with any of the terms of the First Lien Documents. Each Second Lien Agent agrees that each Second Lien Agreement that is a security agreement shall include the following language (or language to similar effect approved by the First Lien Agent):

“Notwithstanding anything herein to the contrary, the lien and security interest granted to the Second Lien Collateral Agent pursuant to this Agreement and the exercise of any right or remedy by Second Lien Collateral Agent hereunder are subject to the provisions of the Intercreditor Agreement, dated as of October     , 2009 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Wachovia Bank, National Association, as First Lien Agent, Deutsche Bank Trust Company Americas, as Original Second Lien Agent and Second Lien Collateral Agent, any Additional Second Lien Agent, and             . In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern.”

9.5 Amendments; Waivers. No amendment, modification or waiver of any of the provisions of this Agreement by any Second Lien Agent or the First Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights or obligations are directly affected.

9.6 Subrogation. The Second Lien Collateral Agent, for itself and on behalf of the Second Lien Secured Parties, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Debt has occurred.

9.7 Consent to Jurisdiction; Waivers. The parties hereto consent to the jurisdiction of any state or federal court located in New York, New York, and consent that all service of process may be made by registered mail directed to such party as provided in Section 9.6 below for such party. Service so made shall be deemed to be completed three (3) days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder based on forum non conveniens, and any objection to the venue of any action instituted hereunder. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement or any other Loan Document, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

9.8 Notices. All notices to the Second Lien Secured Parties and the First Lien Secured Parties permitted or required under this Agreement may be sent to the applicable Second Lien Agent and the First Lien Agent, respectively. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, electronically mailed in pdf. format or sent by courier service, facsimile transmission or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile transmission or electronic mail in pdf. format or four (4) Business Days after deposit in the U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below (or in the case of an Additional Second Lien Agent, as set forth on the signature page executed and delivered by such Additional Second Lien Agent) , or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

Original Second Lien Agent and Second Lien Collateral Agent:

Deutsche Bank Trust Company Americas

60 Wall Street, 27th Floor

MS: NYC60-2710

New York, New York 10005

Attention:	Trust and Securities Services
Project Finance Manager

Facsimile No.: 732-578-4636

First Lien Agent:

Wachovia Bank, National Association

171 17th Street, NW

Atlanta, Georgia 30363

Attention: Portfolio Manager

Facsimile No. 404-214-7299

Each Grantor:

Associated Materials, LLC

3773 State Road

Cuyahoga Falls, Ohio 44223

Attention: Mr. Stephen E. Graham, CFO

Facsimile No.: 330-922-2296

9.9 Further Assurances. Each Second Lien Agent agrees that it shall, for itself and on behalf of the Second Lien Secured Parties, take such further action and shall execute and deliver to the First Lien Agent such additional documents and instruments (in recordable form, if requested) as the First Lien Agent may reasonably request to effectuate the terms of and the lien priorities contemplated by this Agreement. The Grantors shall cause each entity that becomes a Borrower or a Guarantor after the date of this agreement to execute a counterpart of this Agreement and a Lien Sharing Confirmation, on the date on which it becomes a Guarantor or Borrower.

9.10 Consent to Jurisdiction; Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

9.11 Governing Law. The validity, construction and effect of this Intercreditor Agreement shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or any other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

9.12 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Agent, the other First Lien Secured Parties, any Second Lien Agent, the other Second Lien Secured Parties, Grantors and their respective permitted successors and assigns.

9.13 Specific Performance. The First Lien Agent may demand specific performance of this Agreement. Each Second Lien Agent, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Agent.

9.14 Section Titles; Time Periods. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

9.15 Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same document. The exchange of copies of this Agreement and of signature pages by facsimile or pdf. transmission shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile of pdf. shall be deemed to be their original signatures for all purposes.

9.16 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

9.17 No Third Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of the holders of First Lien Debt and Second Lien Debt. No other Person shall have or be entitled to assert rights or benefits hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BORROWERS

ASSOCIATED MATERIALS, LLC

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

GENTEK BUILDING PRODUCTS, INC.

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

ASSOCIATED MATERIALS CANADA LIMITED formerly known as Gentek Building Products Limited

By:	/s/ David Brown
Name:	David Brown
Title:	President

GENTEK BUILDING PRODUCTS LIMITED PARTNERSHIP

By:	Gentek Canada Holdings Limited, its general partner

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

GUARANTORS

ASSOCIATED MATERIALS HOLDINGS, LLC

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

[Signature Page Associated Materials Intercreditor Agreement]

ASSOCIATED MATERIALS FINANCE, INC.

By:	/s/ John Stansberry
Name:	John Stansberry
Title:	President and Chief Executive Officer

GENTEK HOLDINGS, LLC

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

GENTEK CANADA HOLDINGS LIMITED

By:	/s/ Stephen E. Graham
Name:	Stephen E. Graham
Title:	Vice President-Chief Financial Officer, Treasurer and Secretary

[Signature Page Associated Materials Intercreditor Agreement]

ORIGINAL SECOND LIEN AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Original Second Lien Agent

By:	/s/ Wanda Camacho

Title:	Vice President

By:	/s/ Annie Jaghatspanyan

Title:	Vice President

SECOND LIEN COLLATERAL AGENT

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Second Lien Collateral Agent

By:	/s/ Wanda Camacho

Title:	Wanda Camacho

By:	/s/ Annie Jaghatspanyan

Title:	Vice President

[Signature Page Associated Materials Intercreditor Agreement]

FIRST LIEN AGENT

WACHOVIA BANK, NATIONAL ASSOCIATION, as First Lien Agent

By:	/s/ Dan Denton
Name:	Dan Denton
Title:	Director

[Signature Page Associated Materials Intercreditor Agreement]

To accept and agree the terms of that certain Intercreditor Agreement, dated as of      October, 2009, among Wachovia Bank, National Association, in its capacity as administrative and collateral agent for the First Lien Secured Parties,                     , in its capacity as trustee and collateral agent for the Second Lien Secured Parties, Associated Materials, LLC, a Delaware limited liability company, Gentek Building Products, Inc., a Delaware corporation, Associated Materials Canada Limited formerly known as Gentek Building Products Limited, a corporation incorporated under the laws of the Province of Ontario, Canada, and Gentek Building Products Limited Partnership, an Ontario limited partnership, Associated Materials Holdings, LLC, a Delaware limited liability company, Associated Materials Finance, Inc., a Delaware corporation , Gentek Holdings, LLC, a Delaware limited liability company, and Gentek Canada Holdings Limited, an Ontario corporation and any Additional Second Lien Agent party thereto:

ADDITIONAL SECOND LIEN AGENT/BORROWER/GUARANTOR

, as an Additional Second Lien Agent

By:

Title:

Address for Notices (Section 9.8):

Attention:
Facsimile No.: